Exhibit (p)(xv)

Equity Investment Corporation

CODE OF ETHICS

August 2023

I. Introduction and General Provisions

Equity Investment Corporation (“EIC”) is registered as an investment adviser with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940 (“Advisers Act”).

EIC is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients (defined below). Our reputation is a reflection of the quality of our directors, officers and employees and their dedication to excellence in serving our clients. Employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every director, officer and employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with EIC.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary duty to their clients. The SEC’s Interpretation Regarding Standard of Conduct for Investment Advisers (the “Fiduciary Release”) issued June 5, 2019, reaffirms and clarifies an investment adviser’s fiduciary duty. An adviser’s fiduciary duty is principles based and applies to the entire relationship, shaped by agreement, between the adviser and its client. More particularly, an investment adviser’s fiduciary duty under the Advisers Act is comprised of a duty of care and a duty of loyalty. This means that the adviser must act in the best interest of its client at all times during the course of the relationship and not subordinate its client’s interest to its own. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

To meet its duty of care, as the SEC interprets in the Fiduciary Release, an adviser must provide advice that is suitable and in conformity with the best interests of its client based upon the client’s objectives. This duty of care includes a duty to seek best execution of a client’s trades where the adviser selects the client’s broker-dealer and a duty to provide a steady level of advice and monitoring over the course of the relationship.

To meet its duty of loyalty, as the SEC interprets in the Fiduciary Release, an adviser must make full and fair disclosure to its clients all material facts relating to the advisory relationship that might influence an investor’s decision to purchase, or refrain from purchasing, a security recommended by the adviser, or to engage the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict, or potential conflict, of interest between the supervised persons (defined below) of the adviser and its clients. All EIC’s directors, officers and employees are regarded as supervised persons.

Equity Investment Corporation

Code of Ethics

August 2023

Additionally, an adviser must eliminate or at least expose through full and fair disclosure all conflicts of interest which might influence the adviser to render advice not in the best interest of the client.

Under SEC Rule 204A-1 (the “Rule”), effective August 31, 2004, with a compliance date of February 1, 2005, advisers are required to adopt a written Code of Ethics to set forth standards of conduct and to address personal trading so as to reasonably detect and prevent conflicts of interest that arise from personal trading by its supervised persons. In addition to establishing a Code of Ethics, advisers are also required to maintain and enforce the Code of Ethics.

The Rule requires that all supervised persons be provided with a copy of the Code of Ethics and that each supervised person provide written acknowledgement of their receipt of the Code of Ethics and any amendments. Moreover, all supervised persons must report any violations of the Code of Ethics that come to their attention to the adviser’s Chief Compliance Officer.

In meeting its fiduciary responsibilities to our clients, EIC has promulgated a Code of Ethics (“Code”), which establishes standards of conduct and addresses the potential problems in the purchase and/or sale of securities (defined in Section III of the Code) in the personal accounts of supervised persons (defined below) or in those accounts in which supervised persons may have a direct or indirect beneficial ownership or beneficial interest (defined below).

The Code is intended to lessen the chance of any misunderstanding between EIC and its supervised persons regarding trading activities and insider trading infractions. In those situations where supervised persons may be uncertain as to the intent or purpose of the Code, they are advised to consult with EIC’s Chief Compliance Officer (“the CCO”). The CCO may, under circumstances that are considered appropriate and necessary, grant exceptions to the provisions contained in the Code only when it is clear that the interests of EIC’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of supervised persons.

To enforce the policies and procedures contained in the Code, the CCO will provide periodic training for supervised persons on requirements imposed by the Code. Each new supervised person will be provided a copy of the Code and will be required to affirm through our designated third party compliance portal, MyComplianceOffice Technologies (“the Portal”) that they have read, understand and will adhere to the Code. Annually, supervised persons will be provided an updated Code and will be required to affirm through the Portal that they have read, understand and will adhere to the Code. Supervised persons who have any questions about the Code or the application of the Code to their individual circumstances should consult with the CCO.

Equity Investment Corporation

Code of Ethics

August 2023

The CCO shall maintain a file entitled “Code of Ethics and Section 204A Policies & Procedures” containing the Code and revisions to the Code, noting the effective date of each revision. This file should be current at all times and available for review by regulatory authorities.

Definitions:

●	Access person. Access person, as defined by the Rule, is any supervised person who (i) has access to nonpublic information regarding any client’s purchase or sale of securities, or information regarding the portfolio holdings of any fund; or (ii) is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. (Generally, all EIC’s directors, officers and employees are regarded as access persons.)

●	Beneficial ownership/beneficial interest. Beneficial ownership/beneficial interest, is interpreted under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 as ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares in a direct or indirect pecuniary interest in the equity securities. Pecuniary interest in any class of equity securities generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest in any class of equity securities includes but is not limited to securities held by members of a person’s immediate family sharing the same household. Each access person is assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the access person, the access person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the access person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership.

●	Client. When used herein, the term “client” includes individual and institutional investors for whom EIC provides investment supervisory services or manages investment advisory accounts. Also the term includes any investment company for which EIC manages or co-manages assets, or for which it otherwise provides portfolio management services.

●	Supervised persons. Supervised persons are the directors, officers (or other person having a similar status or performing similar functions), and employees of an investment adviser who are subject to the investment adviser’s supervision and control.

Equity Investment Corporation

Code of Ethics

August 2023

II. COMPLIANCE & PROFESSIONAL RESPONSIBILITY POLICY

The Code articulates the ethical, legal and moral responsibilities of all supervised persons of EIC. Further, it formalizes the policies, principles, obligations and standards of behavior expected of all supervised persons. No attempt has been made to detail all responsibilities in all occasions. Supervised persons are expected to apply the spirit of the Code in circumstances not specifically addressed.

All supervised persons are obliged to monitor their personal and professional affairs so as not to discredit EIC. A supervised person’s personal conduct should reflect the highest professional standards of behavior. Supervised persons are expected to:

●	Obey all laws and regulations that apply to EIC’s business.

●	Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with EIC or a client.

●	Respect the confidentiality of information about those with whom EIC has business relationships as more fully articulated in EIC’s Privacy Policy.

The CCO shall promptly report to EIC’s Management Committee all apparent material violations of the Code. EIC’s Management Committee will determine what sanctions, if any, should be imposed. Violation of any provision of the Code and policies and procedures contained in EIC’s Compliance Manual, may result in disciplinary action including reprimands, fines, suspension or dismissal.

Any violation of criminal law applicable to EIC’s business, involving or located on EIC property will be reported to the appropriate authorities for prosecution.

The examples that follow are only guidelines concerning the application of the standards.

A.	Laws & Regulations

There are numerous federal and state laws and regulations under which EIC conducts its investment advisory business. Supervised persons are expected to conduct all business dealings according to these laws and regulations. Violating any of them could subject the supervised person or EIC to criminal and civil penalties. Any questions about these laws and regulations and their application to EIC are to be directed to the CCO.

1.	Securities and Exchange Commission.

EIC is a registered investment advisor with the Securities and Exchange Commission (the “SEC”) under the Advisers Act), and therefore subject to its oversight and jurisdiction. EIC’s policy, and the objective of the Code, is to actively endeavor to comply with all applicable regulations promulgated by the SEC. Rule 206(4)-7 requires EIC to adopt written compliance policies and procedures for fulfilling its regulatory obligations thereunder, and to periodically review such policies and procedures, and to designate a chief compliance officer. Messrs. W. Andrew Bruner, R. Terrence Irrgang and Ian Zabor, Principals of EIC, are ultimately responsible for the EIC’s overall compliance policies and procedures, and have appointed Mr. Phillip Lorren as EIC’s Chief Compliance Officer to supervise firm-wide compliance with such policies and procedures, to oversee the on-going implementation of such policies, and to assist in the development of appropriate policies for meeting its regulatory and other obligations to clients. In addition, EIC has retained both regulatory consulting specialists and legal advisors to assist it in fulfilling this responsibility.

Equity Investment Corporation

Code of Ethics

August 2023

2.	Anti-Competitive Activities.

The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between a supervised person and a competitor of EIC to (i) fix prices, (ii) allocate markets, (iii) allocate funds, or (iv) refuse to deal with particular suppliers or clients.

Supervised persons must avoid any agreements with EIC’s competitors (or even circumstances that might give the appearance of such agreements) relating to how EIC conducts its business. Supervised persons should be especially careful at social or professional gatherings and at trade association meetings.

A “tying arrangement” is one in which a seller conditions their sale of a product or service on a buyer’s purchase of a separate product or service. For instance, supervised persons may not tie services to obtaining or assisting in obtaining a grant, a contract or services from a client or any account at EIC.

3.	Illegal Use of Corporate Funds.

The purpose of any transaction that relates to EIC funds or assets must be revealed and recorded at the time of the transaction. A supervised person:

●	may not record or participate in the recording of incorrect or fictitious entries in the books or records of EIC;

●	may not use EIC funds or assets for political contributions in connection with federal, state or local elections (for purposes of this provision, an employee’s time during regular working hours, EIC equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets);

●	may not make any payment for an expressed purpose on EIC’s behalf to any individual who intends to use the money for a different purpose; or

●	may not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any EIC activity.

It is EIC’s policy, as a corporation, not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, EIC will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting EIC’s business.

Equity Investment Corporation

Code of Ethics

August 2023

4.	Criminal Laws.

A number of criminal statutes apply to all financial institutions. These laws generally forbid such activities as:

●	accepting a fee, commission or gift for obtaining a service;

●	stealing, embezzling or misapplying corporate funds or assets;

●	using threats, physical force or other unauthorized means to collect money;

●	recording false entries;

●	using corporate funds or assets to finance campaigns for political office;

●	making a loan or giving a gift to an examiner who has the authority to examine EIC;

●	misusing federal records and documents;

●	accessing EIC’s computerized financial records without authorization; or

●	defrauding EIC.

Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who help the criminal avoid capture or punishment. Supervised persons who suspect criminal activity must notify the CCO.

B.	CONFLICTS OF INTEREST

Supervised persons cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that a supervised person has a financial interest in a transaction or activity by EIC and/or EIC’s clients, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable EIC policies or procedures.

1.	Transactions with EIC or Parties Related to EIC.

Supervised persons must put the interests of the client, then the interests of EIC, ahead of their own personal interests. Generally, a supervised person will have a conflict of interest if there is a difference between their personal interests and the interests of EIC and/or EIC’s clients or when the supervised person’s personal interests interfere with the interests of EIC and/or EIC’s clients. A conflict of interest is broadly defined to occur when a supervised person allows any interest, activity or influence outside of EIC to:

●	influence their judgment when acting on behalf of EIC;

Equity Investment Corporation

Code of Ethics

August 2023

●	compete against EIC;

●	negatively affect the way a supervised person performs regular duties; or

●	harm EIC’s reputation.

Supervised persons cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. Care should then be taken to address, manage or remove the conflict pursuant to applicable EIC policies or procedures.

a.	Securities. EIC will not invest in the stock and obligations of, or assets acquired from:

●	EIC or any of its directors, officers, or employees;

●	affiliates of EIC or any of their directors, officers, or employees; or

●	other individuals or entities with whom there exists an interest that might affect EIC’s exercise of its best judgment.

b.	Loans, Sales, or Other Transfers from Fiduciary Accounts. EIC will not lend, sell, or otherwise transfer assets of a client account to:

●	EIC or any of its directors, officers, or employees;

●	affiliates of EIC or any of their directors, officers, or employees; or

●	other individuals or entities with whom there exists an interest that might appear to affect EIC’s exercise of its best judgment.

c.	Other Restricted Business Dealings. Supervised persons are restricted from becoming involved in certain business dealings with EIC and others. Supervised persons are prohibited from:

●	directly or indirectly, buying assets from or selling assets to EIC or any account for which EIC acts;

●	representing EIC in any transactions requiring judgment or discretion with a person or organization in which the supervised person has a financial or material interest. Therefore, supervised persons should avoid such transactions, and any exception needs the approval of EIC’s CCO.

Equity Investment Corporation

Code of Ethics

August 2023

2.	Outside Activity.

Supervised persons are expected to avoid any outside interest or activity that will interfere with their duties. Outside activities that compete with EIC’s business or present a conflict or potential conflict of interest are not permitted.

Initially upon employment with EIC, supervised persons must disclose their outside activities via the Portal. Quarterly thereafter, supervised persons must certify that they have not engaged in any restricted outside activities described below.

a.	General Guidelines. An employee’s outside interests or activities:

●	should not significantly encroach on the time or attention devoted to their duties;

●	should not adversely affect the quality of their work;

●	should not involve any significant use of EIC’s equipment, facilities, or supplies;

●	should not imply EIC’s sponsorship or support (for example, through the use of EIC’s stationery for personal purposes); and

●	should not adversely affect the reputation of EIC.

b.	Appointments. All supervised persons must complete an Outside Activity Disclosure via the Portal to obtain approval from the CCO, before accepting any fiduciary appointment, directorship, trustee of a non-family member trust, or other outside position. Quarterly, all supervised persons must affirm via the Portal that they have not served in any unapproved appointed positions.

Supervised persons may not:

●	represent any non-EIC company in any transaction with EIC, which involves the exercise of discretion on the part of either party;

●	accept a position as an officer or director of a corporation or become a member of a business partnership.

This provision does not apply to limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions. Exceptions to this provision must be authorized by the CCO, or designee.

c.	Political Activity. EIC encourages supervised persons to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, a supervised person may not act as a representative of EIC in any political activity unless specifically authorized to do so by the CCO, or designee.

Equity Investment Corporation

Code of Ethics

August 2023

d.	Outside Employment. A supervised person may not accept outside employment as one who prepares, audits, or certifies statements or documents pertinent to EIC’s business. In addition, supervised persons must complete an Outside Activity Disclosure via the Portal to obtain approval from the CCO, or designee, before accepting employment:

●	as a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for other, appraising property, or collecting rents;

●	as an attorney, tax or investment counselor or insurance broker or agent; or

●	in other situations where referral or finder fees or similar outside compensation is received.

e.	Other Prohibited Activity. Supervised persons may also be prohibited by law from participating in “interlocking affiliations”, that is, dual service, in the following areas:

●	as an employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;

●	as a director, officer or employee of any commercial bank, banking association, trust company or savings bank; or

●	as a director or officer of a registered public utility holding company or subsidiary.

3.	Gifts.

Giving or receiving gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Gifts include cash, checks, gift certificates and gift cards, tickets, securities, property, special discounts and free services.

Supervised persons may not accept or make gifts of securities, cash, checks and traveler’s checks, or gift certificates and gift cards that are either convertible into cash (e.g., American Express gift card) or not directly associated with a service provider or retailer.

EIC has adopted the policies set forth below to guide supervised persons in this area.

a.	Accepting Gifts.

Supervised persons may not accept gifts from clients for providing EIC services.

A supervised person may not accept gifts under circumstances intended to influence them. For instance, supervised person may not accept gifts from consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral business associates.

Equity Investment Corporation

Code of Ethics

August 2023

Supervised persons may accept the following:

●	non-cash gifts that do not exceed $100 in value per individual recipient per year received from a client or a vendor for holidays, birthdays or other special occasions;

●	advertising or promotional material received of de minimis value (substantially below $100). Such gifts do not count against the $100 per individual recipient per year limit for non-cash gifts;

●	food and entertainment received at a regular luncheon, dinner or business meeting at which the client or vendor is present. Meals or events at which the client or vendor is not in attendance must be treated as a gift and are subject to the $100 per individual recipient per year limit for non-cash gifts;

●	gifts or bequests received based on family relationships or well-established friendships;

●	loans from banks or other financial institutions received on regular terms to finance proper credit needs; and

●	awards received from charitable, civic, religious or similar organizations for contributions or service.

Supervised persons are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of EIC, must include both the supervised person and the representative of the sponsoring firm. If tickets to these types of events are provided to a supervised person without a representative of the sponsor in attendance, then the prior approval of the CCO is required. Such request and approval is to be made through the Portal.

Supervised persons must submit a New Gift Request to the CCO, or designee, via the Portal, for gifts received in relation to the business of EIC and the employer of the person receiving the gift, including a description of the gift, value of the gift, provider of the gift and date it was received.

b.	Making Gifts.

Supervised persons may not offer gifts under circumstances intended to influence a client or a supplier in conducting business.

Supervised persons may not make gifts to consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to EIC.

Supervised persons may not make gifts to clients without the prior approval of the CCO. Such request and approval is to be made through the Portal.

Equity Investment Corporation

Code of Ethics

August 2023

Gifts to a government employee or official are prohibited.

Gifts may be offered so long as they are reasonable and not so frequent or extravagant as to raise any question of impropriety. The following are the only gifts permitted:

●	non-cash gifts that do not exceed $100 in value per individual recipient per year made to clients or suppliers for holidays, birthdays or other special occasions;

●	promotional material of de minimis value (substantially below $100) and such gifts do not count against the $100 per individual recipient per year limit; and

●	gifts or bequests based on family relationships or well-established friendships.

Prior to making a gift to a client, supplier or potential referral recipient, supervised persons must submit a New Gift Request to the CCO, or designee, for review and approval. Such request and approval is to be made through the Portal.

4.	Meals & Entertainment.

Supervised persons may provide food and entertainment at a regular or virtual luncheon, dinner or business entertainment event or meeting at which a supervised person is present.

Entertainment and meals for all luncheons, dinners, business meetings, etc. with a union official or employee must not exceed $250 per recipient per year.

Meals or events at which a supervised person is not in attendance must be treated as a gift and are subject to the $100 per individual recipient per year limit of non-cash gifts.

The provision of food and beverages must not be preconditioned on achieving a sales target.

Meals and entertainment expenses must be reported on an Expense Report and are reimbursed subject to EIC’s Travel & Business Expense Reimbursement Policy.

5.	Event Hosting & Sponsorship.

Financial consultants may sponsor/host an “event” such as a golf outing, a prospect dinner, or restaurant gathering. EIC may contribute toward the cost of such an event. EIC’s agreement to participate cannot be preconditioned on the achievement of a sales target. Such events should not be so frequent or so extravagant as to raise any question of propriety.

Equity Investment Corporation

Code of Ethics

August 2023

EIC’s policy requirements are as follows:

●	EIC’s contribution toward the cost of an event must be approved by both the CCO and the Chief Operating Officer;

●	EIC must be acknowledged as a contributor to the event in the form of a banner, signage, or material bearing EIC’s name;

●	expense reimbursement is generally limited to $1,000 per event per year, but may exceed that amount on occasion due to a higher cost of sponsorship in correlation to a financial consultant’s number of clients/assets represented at the event;

●	itemized receipts and a list of all event attendees must be obtained; and reimbursement must be paid directly to the financial consultant’s firm or event organizer (or follow the Broker-Dealer guidelines for reimbursement under their cash/non-cash compensation policy).

6.	Other Non-Cash Compensation.

A supervised person may not engage in any non-cash compensation arrangement in connection with the marketing of any product without the prior approval of their functional manager and the CCO, or designee. Non-cash compensation payments must always be made directly to the financial consultant’s or broker-dealer’s firm and not to an individual.

7.	Political Contributions.

Supervised persons (and family members) may not make political contributions for the purpose of obtaining or retaining advisory contracts with government entities. For more information, see EIC’s Pay to Play Policy & Procedures.

8.	Honoraria.

No supervised person or any member of the supervised person’s immediate family may accept cash honoraria for public speaking or writing services on behalf of EIC. If a cash honorarium is tendered, a supervised person may request that it be donated to a charity of their choice. Supervised persons may accept non-cash honoraria of limited value with the approval of the CCO, or designee. Supervised persons may also accept reimbursement of related expenses.

9.	Referrals.

Supervised persons must name several candidates without indicated favoritism when asked by a current or potential client to recommend consultants, attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may a supervised person make a recommendation if there is even the appearance that the supervised person may benefit from making it. Supervised persons may not recommend a family member. A supervised person may include a family member’s firm or other professionals associated with a family member if such relationship is disclosed to the current or potential client.

Equity Investment Corporation

Code of Ethics

August 2023

10.	Investments.

Because investments can lead to conflicts of interest, all supervised persons must follow these investment standards, as well as EIC’s Policy & Procedures Regarding Personal Securities Transactions & Insider Trading set forth in Section III of the Code.

a.	Investments Supervised Persons May Not Make. When considering investment, an access person may not invest (directly or indirectly) in a publicly held security whenever:

●	such a transaction would place EIC under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;

●	supervised person knows EIC is in the process of buying or selling the security for its own account or for the account of others (exceptions noted in this policy);

●	supervised person possesses information not available to the general public that is likely to affect the price of the security;

●	supervised person is considering acting as advisor to the issuer of the security; or

●	supervised person is recommending the sale or purchase of the security.

b.	Investments That Require Approval. Supervised persons are required to obtain approval from the CCO, or designee, through the Portal:

●	before investing (directly or indirectly) in a privately held company which is an EIC client;

●	before directly or indirectly acquiring beneficial ownership in any security in an initial public offering (“IPO”), initial coin offering (“ICO”), or in a limited offering;

●	if supervised person subsequently becomes aware that they hold (directly or indirectly) stock in a privately held company which is an EIC client; or

●	if person has responsibility for providing services to a firm that is an EIC client and attempts to acquire or hold more than 5% of the shares of that client’s stock.

Rules of various stock exchanges require brokers to obtain EIC’s approval for the opening of accounts for supervised persons. Because margin trading can create serious financial problems, all supervised persons are urged to avoid margin transactions.

Equity Investment Corporation

Code of Ethics

August 2023

11.	Clients and Suppliers.

In dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

a.	Loans. Supervised persons are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of EIC. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

b.	Advising Clients. Supervised persons may be asked by a client to make a statement regarding the legal implications of a proposed transaction. A supervised person cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities.

Supervised persons should be cautious that statements are not inappropriately interpreted as giving legal advice.

c.	Financial Incentives from Mutual Funds and Other Investments Vendors. Generally, neither EIC nor any of its supervised persons may accept financial incentives from vendors of mutual funds or other investments with which it does business on behalf of fiduciary accounts. Financial incentives include anything of more than nominal value which EIC or its supervised persons may receive directly or indirectly from a vendor, including items such as 12b-1 fees, computer equipment and seminars. Each decision to give business to a particular vendor must be made solely on the basis of factors which relate to the appropriateness of that vendor and its services or products for the accounts which will use them. EIC should never place itself in a position where the receipt of financial benefits in connection with any transaction may influence its judgment.

C.	WHISTLEBLOWER POLICY

EIC supervised persons are expected to read, understand and follow all policies and procedures set forth in EIC’s Compliance Manual, as well as the Code. Supervised persons are required to conduct themselves with loyalty and integrity in their dealings with our clients, customers, and one another.

Improper conduct on the part of any supervised persons puts EIC at risk. Accordingly, supervised persons are expected to promptly report to the CCO, or designee, any suspicions of improper activity and all apparent violations of EIC’s policies and procedures and all state and federal securities laws, rules and regulations.

Equity Investment Corporation

Code of Ethics

August 2023

1.	Reporting Potential Misconduct.

Supervised persons must have the opportunity to report any concerns or suspicions of improper activity, confidentially and without retaliation. Accordingly, supervised persons may report potential misconduct via the Portal. Additionally, supervised persons may report securities law violations to the Securities and Exchange Commission Office of the Whistleblower at https://www.sec.gov/whistleblower.

2.	Responsibility of the Whistleblower.

The reporting person must be acting in good faith in reporting a concern under this policy and must have reasonable grounds for believing (1) a deliberate misrepresentation has been made regarding accounting or audit matters; (2) a breach of EIC’s Compliance Manual policies or the Code has occurred, or (3) a violation or suspected violation of securities laws, rules and regulations has occurred.

3.	Handling of Reported Improper Activity.

EIC will take seriously any report regarding a potential violation of EIC’s Compliance Manual policies, the Code, or other improper or illegal activity. An individual who makes a report can be assured that EIC will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation. To protect the confidentiality of the individual submitting such a report and to enable EIC to conduct an investigation of reported misconduct, those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

4.	Discussing violations with third-party regulators.

Nothing is this policy shall be deemed to prohibit or discourage reporting of any possible violations of federal or state securities laws or regulations to any governmental or self-regulatory agency or entity, including, without limitation, any law enforcement agency, the Securities and Exchange Commission, FINRA, or any state securities agency, or from making any other disclosure that is protected under any whistleblower provisions of any federal or state law or regulation. Supervised persons are neither required nor encouraged to obtain permission from EIC to make any such report nor required or encouraged to notify EIC if any such report has been made.

5.	No Retaliation Policy.

It is EIC’s policy that no employee who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A person who retaliates against an employee reporting a complaint will be subject to disciplinary action, which may include termination of employment. An employee who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO, or designee, or to other senior management in the event the concern pertains to the CCO.

Equity Investment Corporation

Code of Ethics

August 2023

D.	CONFIDENTIALITY

Supervised persons routinely have knowledge, reports or statements about EIC’s business or possess confidential information about the private or business affairs of EIC and its clients and vendors. Such information is privileged and must be held in the strictest confidence. Supervised persons must exercise care in maintaining the confidentiality of any nonpublic information about EIC that nay be helpful to competitors, or otherwise harmful to EIC or its clients, except when disclosure is authorized or legally mandated. EIC has established a Privacy Policy, as required by SEC Regulation S-P. To fulfill its obligations thereunder, corporate-wide and individually, EIC has established a procedure whereby all supervised persons complete and sign a Confidentiality and Non-Solicitation Agreement.

Confidential information is to be used only for corporate purposes. Under no circumstances may a supervised person use such information for personal gain or pass it on to any person outside of EIC, including family or friends, or even to other EIC employees who do not need such information to carry out their duties.

Supervised persons may possess confidential information about those with whom EIC has business relationships. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both the supervised person and EIC to liability for damages. Such information must be kept confidential.

1.	Financial.

Financial information about EIC is confidential unless it has been published in reports to shareholders or otherwise has been made available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to the CCO.

2.	Regulatory.

EIC is periodically examined by regulatory examiners. Any reports made by those regulatory agencies are the property of those agencies and strictly confidential.

There may be civil and/or criminal sanctions for giving a regulatory report to an unauthorized person. Giving information from those reports to anyone not officially connected with EIC is a criminal offense. Any questions about disclosing regulatory information shall be referred to the CCO.

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3.	Proprietary.

Certain non-financial information developed by EIC, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Supervised persons are not to disclose proprietary and confidential information to anyone outside of EIC or to use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

4.	Investment.

EIC forbids any supervised person from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persona in violation of the law. This conduct, frequently referred to as “insider trading”, is a part of EIC’s Policy & Procedures Regarding Personal Securities Transactions & Insider Trading set forth in Section III of the Code.

III. POLICY & PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS & INSIDER TRADING

SEC Rule 204A-1 (the “Rule”) requires reporting and monitoring of the investment activities of access persons of an investment advisory firm.

Generally, all supervised persons of EIC are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in the Code.

Security is defined under Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act, as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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In July 2017, in a release commonly referred to the DAO (Decentralized Autonomous Organizations) Report, published in response to a 2016 incident in which promoters of an unincorporated virtual organization (“The DAO”) commenced an ICO, the SEC determined that certain digital assets are securities for purposes of the U.S. federal securities laws. Some digital assets are explicitly designed to be treated as securities from the outset and are meant to represent traditional interests.

For purposes of the Code, the term “covered security shall mean all such securities described above except:

●	securities that are direct obligations of the United States;

●	money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	securities issued by any state or municipal subdivision thereof;

●	shares of money market funds;

●	shares of any registered open-end investment company except those advised by EIC (however, shares of the EIC Value Fund, which is advised by EIC, that may be purchased or sold in the EIC 401(k) Profit Sharing Plan shall not be included in the term “covered security”);

●	units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds;

●	any transaction exempt from registration is not subject to the prior clearance provisions of this Section.

Although the term “covered security” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of the Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e., New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.). However, if there is any question by an access person as to whether a security is “covered” under the Code, an access person should consult with the CCO for clarification on the issue before entering any trade for their personal account. In addition to the above restrictions, no access person shall purchase or sell any covered security for any account in which they have beneficial ownership, if:

●	such security is being considered for purchase or sale by the research team even though no order(s) has been entered with EIC’s trading personnel;

●	there is any possible conflict of interest or appearance thereof.

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An access person may not execute a securities transaction in their account or in any account in which they have a beneficial interest in a direction contrary to that currently recommended by the research team, i.e., selling a security when the research team is recommending the purchase of that security or vice versa. [Note: This provision may be waived by the CCO in special situations upon written request by the access person.]

A.	POLICY STATEMENT ON INSIDER TRADING

EIC forbids any access person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”. EIC’s policy applies to every access person and extends to activities within and outside their duties at EIC. Every access person must read and retain this policy statement. Any questions an access person has after reviewing this policy statement on insider trading should be directed to the CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	trading by an insider, while in possession of material nonpublic information; or

●	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

●	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.	Who Is An Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, EIC could become a temporary insider of a company for which it provides services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

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2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter vs. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Basis for Liability.

a.	Fiduciary Duty Theory.

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks vs. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tipees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated their fiduciary duty to the company’s shareholders.

However, in the “tipee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

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b.	Misappropriation Theory.

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.	Penalties for Insider Trading.

Penalties for trading on or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include:

●	civil injunctions,

●	treble damages,

●	disgorgement of profits,

●	jail sentences,

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by EIC, including dismissal of the persons involved.

B.	POLICY STATEMENT ON IMPROPER PERSONAL TRADING

1.	Prohibited Transactions.

a.	No access person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 concerning personal investment activities of investment company personnel. Refer to the applicable trading restrictions set forth on Appendix B.

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b.	No access person shall engage in “front-running”. Front-running is the advance buying or selling with the knowledge of research recommendations or substantial orders by clients and mass trades for clients’ accounts to be executed in the market. Front-running gives an access person substantial advantages over a client and is therefore prohibited.

c.	Except as otherwise provided, no access person shall:

(i)	purchase or sell, directly or indirectly, any security in which they have or by reason of such transaction acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale:

●	is being considered for purchase or sale by EIC

●	is being purchased or sold by EIC;

(ii)	disclose to other persons the securities activities engaged in or contemplated for the various portfolios of EIC;

(iii)	buy or sell a security before EIC has completed any planned purchase or sale of such security for all active EIC client accounts. However, an access person’s purchase or sale may be allowed in the following circumstances:

●	the planned purchase or sale has been completed for all EIC client accounts that are eligible (as determined by the trade parameters entered into portfolio management software; e.g.: sufficient cash is available for a purchase) to participate in the trade at the time the purchase or sale is initiated; and

●	the security in question has a market capitalization of $1.0 billion or greater at the time of the trade; and

●	the access person’s proposed trade involves, in number of shares, less than 3% of the security’s 6-month average daily trading volume (as recorded by the trader, using data from Telemet Orion software); and

●	the access person receives prior written approval for the trade;

(iv)	seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to EIC. For the purposes of this provision, the following gifts will not be considered to be in violation of this section:

●	an occasional meal;

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●	an occasional ticket to a sporting event, the theater or comparable entertainment;

●	a holiday gift of fruit or other foods; provided, however, that such gift is made available to all members of the recipient’s department; or

(v)	trade on or communicate material nonpublic information, or “inside information” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

d.	Additionally, without prior notification to and receipt of approval from the CCO, or designee, no access person shall:

(i)	acquire directly or indirectly any beneficial ownership in any securities in an IPO or ICO;

(ii)	purchase any securities in a Limited Offering or Private Placement; or

(iii)	serve on the board of directors of any publicly traded company.

2.	Exempted Transactions.

The prohibitions of Sections 1(c), and 1(d) above shall not apply to:

a.	purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

b.	purchases that are part of an automatic dividend reinvestment plan;

c.	purchases or sales that are part of a systematic investment plan whereby assets are moved from one type of account to another, provided such accounts, together with the related security transactions, do not include securities owned by EIC or its client accounts; and

d.	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Notwithstanding these general exemptions, the SEC has full authority to examine all personal securities transactions to determine any violation of federal securities laws.

Violations of this policy on improper personal trading constitute grounds for trade cancellations and other sanctions, including fines, and dismissal of the persons involved if violations are repeated or deemed to be willful.

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C.	PROCEDURES TO IMPLEMENT EIC’S POLICIES AGAINST INSIDER TRADING AND IMPROPER PERSONAL TRADING

The following procedures have been established to aid access persons of EIC in avoiding improper personal trading, and to aid EIC in preventing, detecting and imposing sanctions against insider trading. Access persons must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Questions about these procedures should be directed to the CCO.

1.	Identifying Inside Information.

Before trading for oneself or others in the securities of a company, including investment companies or private accounts managed by EIC, about which an access person may have potential inside information, ask the following questions:

●	Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

●	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, it is deemed that the information is material and nonpublic, or there are questions as to whether the information is material and nonpublic, an access person should take the following steps.

●	Report the matter immediately to the CCO via the Portal.

●	Do not purchase or sell the securities on behalf of oneself or others, including investment companies or private accounts managed by EIC.

●	Do not communicate the information inside or outside EIC, other than to the CCO.

●	After the CCO has reviewed the information, the access person will be instructed to continue the prohibitions against trading and communication or allowed to trade and communicate the information.

2.	Personal Securities Trading.

a.	Pre-Clearance Requirements. All access persons of EIC must obtain pre-clearance from the CCO, or designee, prior to executing any securities transaction in which they, their family/household members (including their spouse, minor and adult children and other adults living in the same household) or trusts of which they are trustees or in which they have a beneficial interest or are parties. Request for pre-clearance will be made through the Portal. Pre-clearance requests through the Portal require the access person to state whether they have material nonpublic information regarding the trade. If the answer is “Yes”, the access person must complete a Material Nonpublic Information Disclosure via the Portal.

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Approval or denial of the trade will be communicated to the access person through email via the Portal. Pre-clearance authorization will be valid through the end of the business day in which the pre-clearance is requested. If the order for a securities transaction is not placed within that period, a new authorization must be obtained.

EIC’s CCO will follow the same procedures outlined above, except clearance for their transactions will be obtained from Mr. W. Andrew Bruner.

Reporting of securities transactions pursuant to an automatic investment plan or in accounts in which the access person has a beneficial interest, but over which they have no direct or indirect control, are not required by Rule 204A-1 and are not subject to the trading restrictions of the Code.

In 2015, the SEC’s Investment Management Division issued guidance with respect to what is “control”. The fact that an access person provides a third-party manager discretionary investment authority over their account or provides a trustee with management authority over a trust for which they are a grantor or beneficiary, by itself, is insufficient for an adviser to reasonably believe that the access person has no direct or indirect influence or control over the account or trust for the purpose of the exception allowed in Rule 204A-1. “Control” would include:

●	suggesting purchases or sales of investments to the trustee or third-party discretionary manager;

●	directing purchases or sales of investments;

●	ordering trades in the account; or

●	consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

b.	Pre-clearance exceptions.

(i)	Third-party investment manager. To obtain an exception to the pre-clearance requirement for trading in account(s) where the access person does not have control over account(s) as defined above, they must submit a Personal Brokerage Account Disclosure along with a copy of the agreement(s) governing the account(s) via the Portal. Additionally, the third-party investment manager and the access person must attest in a letter addressed to the CCO that the access person does not have control over the account(s). The CCO, or designee, will then determine whether the accounts are under the control of the access person and whether the pre-clearance exception can be granted.

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(ii)	De minimis trades. Access persons who do not have knowledge of client trading activity in a particular equity security or exchange traded fund (“ETF”) are not required to pre-clear certain “de minimis” trades that meet the following criteria and may place these trades at any time:

(a)	The total dollar value of a trade, or series of trades within a 30-day calendar period, of a particular equity security or ETF does not exceed $25,000.

(b)	The equity security or ETF trades on a domestic exchange or financial market.

(c)	The transaction is not in an IPO, ICO or limited offering. All transactions in IPOs, ICOs and limited offerings must be pre-cleared, without exception.

Access persons should err on the side of conservatism and should seek pre-clearance if there is any doubt of qualification under the de minimis trades exception.

Access persons who have executed de minimis trades must:

(a)	Report de minimis trades on their quarterly securities transactions report and attestation (described below).

(b)	Attest on their quarterly securities transactions report and attestation that they did not have knowledge of client trading activity when transacting de minimis trades.

NOTE: The de minimis trade exception is not available to the Investment Team and trading personnel.

c.	Initial holdings report. An initial holdings report must be submitted via the Portal to the CCO, or designee, no later than 10 days after becoming an access person of EIC. The information must be current as of a date no more than 45 days prior to the date of becoming an access person. The initial holdings report must contain the following information:

(i)	the title and type of security;

(ii)	the exchange ticker symbol or CUSIP number, as applicable;

(iii)	the number of shares and principal amount of each reportable security or fund in which the access person has any direct or indirect beneficial ownership;

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(iv)	the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(v)	the date the report was submitted.

As required by SEC Rule 17j-1 under the Investment Company Act, an access person must also attest to holdings and transactions automatically linked in the Portal. If an account is not linked in the Portal, an access person’s initial holdings report must be recorded manually on the Portal.

Additionally, brokerage accounts opened by an access person during their tenure with EIC will need to be disclosed via the Portal. If the account does not have a link to the Portal, the access person will need to upload a copy of the first statement to the Portal and record holdings manually.

Initial holdings reports must also include securities held in certificate form and private placement investments.

d.	Quarterly securities transactions report and attestation. At the end of each quarter, an access person must review a quarterly transactions report generated via the Portal that details each of transaction in a “covered security” during the quarter. Additionally, an access person must submit an attestation to the CCO, or designee, no later than 30 days after the end of each calendar quarter that the report is accurate and complete.

Before submitting their attestation, an access person must provide trade confirmations and record all trading activity on the Portal for accounts not linked to the Portal.

All reportable transactions for the quarter must include the following information:

(i)	the date of the transaction;

(ii)	the security name;

(iii)	the exchange ticker symbol or CUSIP number, as applicable;

(iv)	the number of shares;

(v)	the nature of transaction (i.e. purchase, sale, exchange, etc.),

(vi)	the price and principal amount;

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(vii)	name of the broker, dealer or bank with or through which the transaction was effected; and

(viii)	the date the report was submitted.

Each quarter, access persons will be required to attest to and/or disclose whether they have investment or trading discretion over accounts for which they have direct or indirect beneficial ownership that are managed by a third-party investment adviser or are held in trust.

As required by SEC Rule 17j-1 under the Investment Company Act, an access person must also attest quarterly to holdings of covered securities. If an account is not linked in the Portal, an access person’s quarterly transactions must be recorded manually on the Portal prior to submitting their attestation.

e.	Annual holdings report. An annual holdings report must be submitted via the Portal to the CCO, or designee, no later than 30 days after July 31st each year containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before July 31st.

As required by SEC Rule 17j-1 under the Investment Company Act, an access person must also attest annually to their holdings of covered securities. If an account is not linked to the Portal, an access person’s annual holdings report must be submitted manually via the Portal prior to completing their annual attestation.

3.	Violations Reporting.

Based upon a review of such reports, statements, pre-clearance requests and other documents, the CCO shall prepare a report of possible policy violations, which shall be submitted to EIC’s Management Committee.

4.	Restricting Access to Material Nonpublic and Market-Sensitive Information.

Material nonpublic and market-sensitive information may not be communicated to anyone, including persons within EIC, except as provided in Item 1 above. In addition, care should be taken so that such information is secure when at rest.

An ethical wall is a process for mitigating conflicts of interest by limiting the communication of information between individuals or groups, whether written or oral, which could give rise to a conflict of interest. An ethical wall between Marketing employees and Portfolio Managers and Trading employees will be observed to prevent the improper or unintended dissemination of market sensitive information from one functional area of EIC to another in violation of a duty of trust or confidence. For example, during periods of mass trades that occur over several days, Trading employees and Portfolio Managers will not communicate with Marketing employees about such trades. Further, only completed trades will be included in RFIs and attributions.

Quarterly an access person will be required to confirm, via the Portal, whether they have been in the possession of material nonpublic information.

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5.	Resolving Issues Concerning Insider Trading.

If, after consideration of the items set forth in Item 1 above, doubt remains as to whether information is material and nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

6.	Recordkeeping.

EIC retains books and records related to the implementation of the Code in accordance with the provisions of the Rule 204A-1 and Rule 17j-1. Accordingly, EIC retains the following records:

●	A copy of each Code in effect at any time within the past 5 years;

●	A record of any violation of the Code, and of any action taken as a result of the violation for at least 5 years after the end of the fiscal year in which the violation occurs;

●	A copy of each report made by an Access Person for at least 5 years after the end of the fiscal year in which the report is made;

●	A record of all persons, currently or within the past 5 years, who are or were required to make reports or who are or were responsible for reviewing these reports;

●	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs, ICOs, and Limited Offerings for at least 5 years after the end of the fiscal year in which the approval is granted.

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APPENDIX B

To Policy and Procedures Regarding Personal Securities Transactions and Insider Trading
(under Section 204A-1 of Investment Advisors Act)

SUMMARY OF RULE 17j-1(b)

IT IS UNLAWFUL FOR:

●	any affiliated person of, or principal underwriter for, a registered investment company (“a Fund”), or

●	any affiliated person of an investment adviser of, or of a principal underwriter for, a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired (see definition below) . . . by the Fund:

1)	to employ any device, scheme or artifice to defraud the Fund;

2)	to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3)	to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

4)	to engage in any manipulative practice with respect to the Fund.

Note:

For purposes of Rule 17j-1, a “security held or to be acquired” by a Fund means:

1)	any covered security within the meaning of the Rule (see the definition of the term “covered security” in the Code) which, within the most recent 15 days:

●	is or has been held by the Fund; or

●	is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

2)	any option to purchase or sell, and any security convertible into or exchangeable for, a covered security.